Exhibit 99.1

For Immediate Release

Builders FirstSource Reports First Quarter 2016 Results

First Quarter Adjusted EBITDA of $61.8 million, an increase of $41.0 million versus Pro Forma Adjusted first quarter 2015

First Quarter Adjusted Net Loss of $0.11 per Diluted Share, a $0.41 improvement over Pro Forma Adjusted first quarter 2015

Integration efforts and cost savings continue on track subsequent to the acquisition of ProBuild

May 5, 2016 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today reported its results for the first quarter ended March 31, 2016.

The Company acquired ProBuild Holdings LLC (“ProBuild”) on July 31, 2015 (“Closing Date”). The Company has provided supplemental non-GAAP financial information of the combined company in this press release that is adjusted to include ProBuild’s financial results for the relevant periods prior to the Closing Date. Pro forma results (“Pro Forma”) were prepared assuming the ProBuild acquisition closed January 1, 2015. The company has further adjusted Pro Forma results to exclude one-time integration, facility closure, and other costs (“Adjusted”). The information included below includes non-GAAP financial information. Please refer to the accompanying financial schedules for more information, including non-GAAP reconciliations to their GAAP equivalents.

First quarter 2016 highlights include the following:

•	Net sales were $1.4 billion for the first quarter of 2016, an increase of 9.1 percent compared to Pro Forma sales for the first quarter of 2015, excluding the impact of closed locations. Sales volume grew an estimated 15.8 percent over Pro Forma first quarter 2015, but was partially offset by 6.7 percent as a result of the negative impact of commodity price deflation on our sales. Sales volume grew approximately 16.0 percent in the homebuilding end market and approximately 15.0 in the repair and remodel end market.

•	Gross margin percentage was 25.0 percent, up 90 basis points from 24.1 percent in first quarter 2015 on a Pro Forma basis. Gross margin percentage increased on a year over year basis largely due to improved customer pricing, commodity price deflation, and a higher mix of value-added sales.

•	Adjusted EBITDA was $61.8 million, or 4.4 percent of sales, compared to $20.8 million, or 1.6 percent of sales, for the Pro Forma Adjusted first quarter of 2015, driven by increased sales, expanded gross profit margin, and cost savings initiatives.

•	Adjusted net loss was $(11.6) million, or $(0.11) per diluted share, compared to $(55.9) million, or $(0.52) per diluted share, in the first quarter of 2015 on a Pro Forma Adjusted basis. This improvement was driven largely by the growth in income from operations, and was further benefited by a $7.8 million net gain on the extinguishment of debt related to the company’s note exchange transactions, which reduced interest expense in the current quarter.

Builders FirstSource Reports First Quarter 2016 Results (continued)

Liquidity and Capital Resources

Please refer to the accompanying financial schedules for more information, including a normalized view of cash interest and debt levels.

•	As of quarter end, Adjusted Pro Forma EBITDA (on a trailing 12 month basis) was $354.3 million and net debt was $1,966.0 million. This implies a multiple of 5.5x net debt / Adjusted Pro Forma EBITDA, down from 6.2x as of December 31, 2015. Assuming the full realization of the expected annual cost saving synergies ($110 million expected less the $27 million already included in Adjusted Pro Forma EBITDA), net debt / Adjusted Pro Forma EBITDA would be 4.5x.

•	Total liquidity at March 31, 2016 was $622.8 million, consisting of net borrowing availability under our revolving credit facility and cash on hand.

•	Due to seasonal working capital needs, cash used from operations was $43.3 million, in line with the company’s full year cash flow guidance.

•	We do not anticipate paying federal taxes in 2016.

•	In February 2016, the company completed separate privately negotiated note exchange transactions in which $282.4 million in aggregate principal amount of our 2023 notes were exchanged for $267.6 million in aggregate principal amount of our 2021 notes. The transactions allowed the company to reduce its long-term debt by $14.8 million and annual cash interest expense by approximately $9.9 million.

Commenting on the first quarter results, Builders FirstSource CEO Floyd Sherman remarked, “I am pleased to report that we grew net sales by 9 percent and Adjusted EBITDA by almost 200 percent, or $41 million, in the quarter on a Pro Forma Adjusted basis versus prior year. We were able to achieve these positive results despite an estimated $86 million negative impact of commodity deflation on our sales. In addition, sales in our value-added categories of prefabricated components, windows & doors, and millwork grew 14 percent versus pro forma 2015. Absent commodity deflation, our new residential construction sales volume grew 16 percent in the first quarter and repair and remodel volume grew by 15 percent. From a single-family housing starts perspective, the Census Bureau reported actual first quarter 2016 national starts increased 22.2 percent, however, completions only increased 16.7 percent compared to the first quarter of 2015.”

Chad Crow, Builders FirstSource President and CFO, commented, “We produced another quarter of strong Adjusted EBITDA, totaling $61.8 million. We continue to grow our business in a profitable manner, as evidenced by the approximately 90 basis point expansion in our gross margin percentage and the approximately 280 basis point Adjusted EBITDA margin growth we achieved this quarter relative to prior year Pro Forma results. The company was able to realize $17 million of synergy savings in the quarter before one-time costs to implement, in line with our previous guidance. We also reduced our net debt / Adjusted EBITDA ratio by over half a turn in the quarter and one turn since the third quarter of 2015, from 6.5x to 5.5x net debt/Adjusted Pro Forma EBITDA on a trailing 12 months basis. While we expect to continue to borrow under our revolving credit facility for seasonal working capital and other operating needs, cash flow in the quarter was in line with our full year guidance and we expect to pay down additional debt in 2016. We are executing on our multi-year plan to de-lever the balance sheet through cost savings realization, earnings expansion, disciplined capital expenditures, utilization of our tax assets, and opportunistic capital markets transactions.”

Builders FirstSource Reports First Quarter 2016 Results (continued)

GAAP First Quarter 2016 Compared to First Quarter 2015:

ProBuild’s financial results are included in the combined company’s financial statements from the Closing Date forward and are not reflected in the combined company’s historical financial statements. Accordingly, ProBuild’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the Closing Date.

•	Net sales for the three months ended March 31, 2016 were $1,397.1 million, a 277 percent increase over net sales of $371.0 million for the three months ended March 31, 2015, due primarily to the ProBuild acquisition.

•	Gross margin increased $266.0 million to $349.7 million. Of this increase, $251.0 million is due to the ProBuild acquisition.

•	Interest expense was $35.2 million in the first quarter of 2016, an increase of $27.6 million from the first quarter of 2015. The increase was primarily related to the financing transactions associated with the acquisition of ProBuild.

•	Net loss in the first quarter of 2016 was $17.0 million, or a $0.15 per diluted share, compared to net loss of $7.1 million, or $0.07 per diluted share, in 2015.

Acquisition and Integration Update

Builders FirstSource acquired ProBuild on July 31, 2015, creating an industry leader with expanded growth and margin opportunities. We believe benefits of the acquisition include:

•	Increased scale and diversification

•	Enhanced cross selling opportunities for value added products

•	Better customer penetration

•	Projected $100 - 120 million of targeted annual cost savings before $90-100 million of one-time integration expenses

Mr. Sherman commented, “Our integration efforts are progressing well, with the combined company operating effectively as one, providing best in class service to our customers and delivering on our business objectives. Ten months after the acquisition of ProBuild, the transaction is already producing significant value. As of March 31, 2016, we have implemented cost savings initiatives that are projected to yield approximately $65-70 million in run rate savings, including $12-14 million in projected procurement initiatives, $7-8 million in projected network consolidation savings, and $46-48 million in projected overhead and SG&A savings. We realized $17 million in savings in the first quarter, an increase of $7 million over the fourth quarter of 2015, before one-time expenses. We have a defined roadmap to achieve $100-120 million of cost savings within two years of the Closing Date. Approximately $49 million of the projected $90-100 million of one-time costs to achieve the projected synergy targets have already been incurred through March 31, 2016, and an additional $25 million is expected during the balance of 2016.”

Mr. Sherman added, “We have created a more diversified company with enhanced scale and an improved geographic footprint, which allows for better customer reach and less exposure to any one market. With operations in 40 states, and 23 percent of our sales attributed to the repair and remodel end market, we believe we have also reduced cyclicality through broader sales exposure.”

Mr. Crow commented further, “I am very pleased with the progress we have made to date on integrating our company. All aspects of the integration, including system conversions, G&A rationalization, procurement negotiations, and facility consolidations, are in full swing and are progressing as planned. We plan to migrate 88 locations onto our Builder’s proprietary ERP system by the end of 2016, and to date we have completed 25 conversions with minimal disruptions or issues We have also closed all but one of the planned overlapping locations.”

Builders FirstSource Reports First Quarter 2016 Results (continued)

Outlook

Concluding, Mr. Sherman added, “I remain extremely positive about the future of Builders FirstSource, and the significant benefits provided by the acquisition of ProBuild. I believe the housing industry remains on a trajectory of solid growth. We are also encouraged by the recent increase in framing lumber composite prices, up 11 percent from the first week in March. We expect to grow profitably by leveraging our value added products, national scale, and service advantage.

“I attribute the success we have achieved in both the integration efforts as well as the impressive results we have posted every quarter since the acquisition close to all of our hard working and dedicated associates. Thank you. I look forward to building on what was a very successful quarter, continuing to grow our revenues, gain share and improve our operating margins.”

Conference Call

Builders FirstSource will host a conference call Friday, May 6th, 2016 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-359-3613 (U.S. and Canada) and 719-457-2632 (international), Conference ID: 3308974. A replay of the call will be available at 3:00 p.m. Central Time through May 20th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 3308974. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2015 Pro Forma Sales: $6.1 Billion    |    Associates: 14 Thousand    |    Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest supplier of building products, prefabricated components, and value-added services to the professional market segment, for new residential construction and repair and remodeling, in the U.S. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with over 395 locations and have a market presence in 74 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon

Builders FirstSource Reports First Quarter 2016 Results (continued)

information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(Adjusted and unaudited)

	Three months ended March 31,
	2016	2015 (1)
	(in millions except per share amounts)
Net sales	$1,397.1	$1,284.1
Sales adjustment for closed locations	(0.2)	(3.5)

Net sales excluding closed locations	1,396.9	1,280.6
Gross margin	349.7	309.8
Gross margin %	25.0%	24.1%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales	20.6%	22.5%
Adjusted EBITDA	61.8	20.8
Adjusted EBITDA margin %	4.4%	1.6%
Depreciation and amortization	(30.8)	(28.5)
Interest expense, net	(35.2)	(44.4)
Income tax expense	(4.5)	(1.1)
Other adjustments	(2.9)	(2.7)

Adjusted Net Income (Loss)	$(11.6)	$(55.9)

Basic adjusted net income (loss) per share:	$(0.11)	$(0.52)

Diluted adjusted net income (loss) per share:	$(0.11)	$(0.52)

Weighted average common shares (in millions)
Basic	109.9	107.4
Diluted	109.9	107.4

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on May 5, 2016.

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These are prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,
	2016	2015
	(Unaudited) (In thousands, except per share amounts)
Sales	$1,397,114	$370,986
Cost of sales	1,047,366	287,253

Gross margin	349,748	83,733
Selling, general and administrative expenses	326,969	83,000

Income from operations	22,779	733
Interest expense, net	35,224	7,607

Loss from operations before income taxes	(12,445)	(6,874)
Income tax expense	4,535	196

Net Loss	(16,980)	$(7,070)

Comprehensive Loss	$(16,980)	$(7,070)

Net loss per share:
Basic	$(0.15)	$(0.07)

Diluted	$(0.15)	$(0.07)

Weighted average common shares:
Basic	109,913	98,204

Diluted	109,913	98,624

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$3,728	$65,063
Accounts receivable, less allowance of $9,553 and $8,049 at March 31, 2016 and December 31, 2015, respectively	590,057	528,544
Other receivables	34,720	57,778
Inventories, net	536,922	513,045
Other current assets	24,199	29,899

Total current assets	1,189,626	1,194,329
Property, plant and equipment, net	708,838	734,329
Assets held for sale	5,443	5,585
Goodwill	739,625	739,625
Intangible assets, net	182,147	189,604
Other assets, net	23,412	18,566

Total assets	$2,849,091	$2,882,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$42,239	$46,833
Accounts payable	432,050	365,347
Accrued liabilities	228,764	293,905
Current maturities of long-term debt and lease obligations	29,416	29,153

Total current liabilities	732,469	735,238
Long-term debt and lease obligations, net of current maturities, debt discount and deferred loan costs	1,897,713	1,922,518
Other long-term liabilities	84,975	75,087

Total liabilities	2,715,157	2,732,843
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 110,114 and 109,726 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,101	1,097
Additional paid-in capital	513,517	511,802
Accumulated deficit	(380,684)	(363,704)

Total stockholders’ equity	133,934	149,195

Total liabilities and stockholders’ equity	$2,849,091	$2,882,038

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2016	2015
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net loss	$(16,980)	$(7,070)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	30,791	3,152
Asset impairments	150	—
Amortization of deferred loan costs	1,944	616
Amortization of debt discount	180	—
Gain on extinguishment of debt	(7,731)	—
Accretion of lease finance obligation	456	—
Fair value adjustment of stock warrants	—	(167)
Deferred income taxes	4,342	267
Bad debt expense	368	(24)
Stock compensation expense	2,573	1,767
Net gain on sale of assets	(169)	(46)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(43,893)	(9,884)
Inventories	(26,755)	(7,573)
Other current assets	5,700	4,555
Other assets and liabilities	1,378	185
Accounts payable and checks outstanding	64,987	15,048
Accrued liabilities	(60,637)	9,037

Net cash provided by (used in) operating activities	(43,296)	9,863

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,978)	(9,124)
Proceeds from sale of property, plant and equipment	390	60
Cash used for acquisitions, net	—	(5,797)

Net cash used in investing activities	(8,588)	(14,861)

Cash flows from financing activities:
Borrowings under revolving credit facility	221,000	25,000
Repayments under revolving credit facility	(222,000)	—
Repayments of long-term debt and other loans	(3,174)	(18)
Payments of loan costs	(4,423)	—
Exercise of stock options	194	23
Repurchase of common stock	(1,048)	(943)

Net cash provided by (used in) financing activities	(9,451)	24,062

Net change in cash and cash equivalents	(61,335)	19,064
Cash and cash equivalents at beginning of period	65,063	17,773

Cash and cash equivalents at end of period	$3,728	$36,837

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on May 5, 2016.

	Three months ended March 31,
	2016	2015 (1)
	(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income (Loss)	$(17.0)	$(7.1)
ProBuild Net Income (Loss)	—	(21.0)
Pro forma interest adjustment	—	(23.9)
Acquisition depreciation and amortization adjustments	—	(10.7)
Acquisition related expenses	—	6.2

Pro forma Net Income (Loss)	(17.0)	(56.5)
Integration related expenses	5.4	0.3
Facility closure costs	—	0.3

Adjusted Net Income (Loss)	(11.6)	(55.9)
Reconciling items:
Depreciation and amortization expense	30.8	28.5
Interest expense, net	35.2	44.4
Income tax expense	4.5	1.1
Stock compensation expense	2.6	1.8
ProBuild long term incentive plan	—	0.7
(Gain)/loss on sale and asset impairments	—	(1.4)
Other management-identified adjustments (2)	0.3	1.6

Adjusted EBITDA	$61.8	$20.8

Adjusted EBITDA Margin	4.4%	1.6%

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
(2)	Primarily relates to full year impact of cost saving initiatives, one-time cost items, and losses from closed ProBuild locations.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended March 31,
	2016		2015 (1)
	(in millions)
Lumber & Lumber Sheet Goods	$465.6	33.3%	$431.3	33.7%
Windows, Doors & Millwork	311.9	22.3%	277.6	21.7%
Manufactured Products	236.8	17.0%	204.7	16.0%
Gypsum, Roofing & Insulation	111.6	8.0%	105.3	8.2%
Siding, Metal & Concrete Products	119.0	8.5%	111.6	8.7%
Other	152.0	10.9%	150.1	11.7%

Total adjusted net sales	$1,396.9	100.0%	$1,280.6	100.0%

(1)	Pro forma results include ProBuild prior to the Acquisition Closing Date of July 31, 2015.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended March 31, 2016 Interest Expense As Reported GAAP

		Net Debt Outstanding as of March 31, 2016	Adjusted Annual Cash Interest Forecast (1)
	(in millions)
2021 notes	$9.2	$617.6	$47.1
2023 notes	15.2	417.6	44.9
Term loan (2)	9.1	597.3	35.8
Revolving Credit Facility (3)	1.2	59.0	5.0
Amortization of deferred loan costs & debt discount (4)	2.2	—	—
Net gain on debt extinguishment (5)	(7.8)	—	—
Miscellaneous interest income	(0.1)	—	—
Lease finance obligations and capital leases	6.2	278.2	24.3
Cash		(3.7)

Total	$35.2	$1,966.0	$157.1

(1)	Excludes issuance cost and one time items. Assumes current borrowing rates on variable debt.
(2)	Annual estimates were based on the current outstanding principal and interest. Excludes annual principal pay down of $5.5M.
(3)	Assumed Q1 2016 expense for annualized projections.
(4)	Non-cash item.
(5)	Non-cash item. Net gain on debt extinguishment includes $14.8 million due to principal reduction from the debt exchange transactions, partially offset by the write off of $7.0 million in unamortized deferred loan costs related to the extinguished 2023 notes.